Exhibit 4.156
Seventh Amendment to Loan and Security Agreement
This Seventh Amendment to Loan and Security Agreement, dated as of July 11, 2025 (the “Amendment”), is made pursuant to that certain Loan and Security Agreement, dated as of September 30, 2015, as amended by the First Amendment to Loan and Security Agreement, dated as of July 18, 2017, as amended by the Second Amendment to Loan and Security Agreement, dated as of July 25, 2019, as amended by the Third Amendment to Loan and Security Agreement, dated as of October 15, 2021, as amended by the Fourth Amendment to Loan and Security Agreement, dated as of August 18, 2022, as amended by the Fifth Amendment to Loan and Security Agreement, dated as of August 4, 2023, and as amended by the Sixth Amendment to Loan and Security Agreement, dated as of August 1, 2024 (as so amended, the “Agreement”), among CAC Warehouse Funding LLC VI, a Delaware limited liability company (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance,” the “Originator,” the “Servicer” or the “Custodian”), Flagstar Bank, N.A. (successor-by-conversion to Flagstar Bank, fsb), as lender (the “Lender”), Flagstar Bank, N.A. (successor-by-conversion to Flagstar Bank, fsb), as deal agent (the “Deal Agent”), and Flagstar Bank, N.A. (successor-by-conversion to Flagstar Bank, fsb), as collateral agent (the “Collateral Agent”). Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned thereto in the Agreement.
W i t n e s s e t h:
Whereas, the Borrower, Credit Acceptance, the Lender, the Deal Agent and the Collateral Agent have previously entered into and are currently party to the Agreement;
Whereas, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower, Credit Acceptance, the Lender, the Deal Agent and the Collateral Agent are willing to amend the Agreement under the terms and conditions set forth in this Amendment;
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that the Agreement shall be amended as follows:
Section 1.1 of the Agreement is hereby amended by (i) deleting the defined term “Term SOFR Adjustment” appearing therein and (ii) amending and restating the following defined terms in their entireties and as so amended and restated shall read as follows:
“Adjusted Term SOFR”: For purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Applicable Floor, then Adjusted Term SOFR shall be deemed to be the Applicable Floor.
    “Commitment Termination Date”: September 30, 2028, or such later date to which the Commitment Termination Date may be extended if agreed in writing among the Borrower, the Deal Agent and the Lender.
    “Servicing Fee”: For each Payment Date, a fee payable to Servicer for services rendered during the related Collection Period, equal to (i) so long as Credit Acceptance is the Servicer, the product of (A) 4.00% and (B) the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement) and (ii) if a Successor Servicer is the Servicer, the fees to be agreed upon at the time such Successor Servicer becomes Servicer.
Section 2.Conditions Precedent; Effectiveness of Amendment. This Amendment shall not become effective until the following conditions have been satisfied:
    (a)    The Deal Agent shall have received a fully executed counterpart of (i) this Amendment and (ii) that certain Second Amended and Restated Fee Letter dated as of the date hereof among the Borrower, the Servicer, the Lender and the Deal Agent; and
    (b)    The Deal Agent shall have received all fees owing on the date hereof pursuant to the Second Amended and Restated Fee Letter.

Section 3.Representations of the Borrower and Servicer. Each of the Borrower and the Servicer hereby represents and warrants to the other parties hereto that as of the date hereof each of its respective representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Amortization Event, Termination Event or Unmatured Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.
Section 4.Agreement in Full Force and Effect. Except as expressly set forth herein, all terms and conditions of the Agreement shall remain in full force and effect. Reference to this specific Amendment need not be made in the Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
Section 5.Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.
Section 6.Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to conflict of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York.
Section 7.Fees and Expenses. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Deal Agent and the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable and documented fees and expenses of external counsel for the Deal Agent and the Lender.
[Signature Pages to Follow]

In Witness Whereof, the parties hereto have caused this Seventh Amendment to Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CAC Warehouse Funding LLC VI
By: /s/ James B. Brinkley II
Name: James B. Brinkley II
Title: Treasurer
Credit Acceptance Corporation
By: /s/ James B. Brinkley II
Name: James B. Brinkley II
Title: Treasurer
Flagstar Bank, N.A., the Lender and Collateral Agent
By: /s/ Blake Chandler
Name: Blake Chandler
Title: Senior Vice President

Flagstar Bank, N.A., the Deal Agent
By: /s/ Blake Chandler
Name: Blake Chandler
Title: Senior Vice President

Signature Page to Seventh Amendment to Loan and Security Agreement